Exhibit 10.1

                               STEVEN MADDEN, LTD.
                              52-16 BARNETT AVENUE
                           LONG ISLAND CITY, NY 11104
                                T (718)-308-2215
                                F (718)-308-4075

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                                                          Friday, March 11, 2005

Mr. Robert Schmertz


Dear Robert;

Below are the terms of your employment with Steven Madden, Ltd.:

1.       Term of Employment: 07/01/05 to 06/30/07
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         Your position with the company is President of Steve Madden,  Wholesale
         Womens Division and Brand Manager for the Steven Madden brand or any other position assigned by the Chief Executive Officer.

2.       Salary: $476,438.00 effective 7/1/05 thru 6/30/06
                 $500,260.00 effective 7/1/06 thru 6/30/07

         Less such deductions as shall be required to be withheld by applicable law and regulations.

3. Covenant Not to Compete: Executive recognizes that the services to be performed by him hereunder are special and unique. In consideration of the compensation granted herein, the Executive agrees that, in the event he either terminates his employment of his own accord or is terminated by the Company for cause prior to the expiration of this agreement, for a period of 12 months following such termination, he shall not engage in or accept employment with any competitive business for his special and unique services.

4. Expenses: All reasonable and necessary business related expenses including a cellular phone are to be paid by Employer.

5. Automobile: Employer shall pay to Employee $500.00 per month as a car allowance.
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6.       Vacations:  Vacations,  sick days and personal days in accordance  with executive policy.

7. Signing Bonus: Executive shall receive a signing bonus of $50,000 upon the execution of this Agreement.

8. Bonus: The Corporation shall pay Employee a discretionary bonus in an amount determined solely by the Corporation's Board of Directors.

9. Termination Upon Change of Control: If a Change of Control (as defined below) occurs the Employee shall have the right to terminate this Agreement. At least ten (10) days prior to any such proposed Change of Control, the Company shall notify the Employee of its intention to affect such Change of Control, and the Employee shall hereupon have five (5) days from the actual receipt of such notice to give notice of his intention to terminate this Agreement. If Employee elects to terminate this Agreement as aforesaid, in the event of the Change in Control, Employee will receive 3 X's last years compensation capped at maximum allowed under Section 4999 of the Code.


                                            Steve Madden, Ltd.

/s/ ROBERT SCHMERTZ                         /s/ JAMIESON A. KARSON
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Robert Schmertz                             By:  Jamieson A. Karson, CEO